Misonix, Inc. Announces Second Quarter

Fiscal Year 2014 Financial Results

Second Quarter Net Sales UP 19%; BoneScalpel™ Revenue UP 31%

For Immediate Release

Investor Relations Contacts:
Misonix Contact:	Lytham Partners, LLC
Richard Zaremba	Robert Blum, Joe Dorame, Joe Diaz
631-694-9555	602-889-9700
invest@misonix.com	mson@lythampartners.com

FARMINGDALE, NY – February 5, 2014 — Misonix, Inc. (NASDAQ: MSON), an international surgical device company that designs, manufactures and markets innovative therapeutic ultrasonic products for spine surgery, skull based surgery, neurosurgery, wound debridement, cosmetic surgery, laparoscopic surgery and other surgical applications, today announced financial results for the second quarter of fiscal year 2014 and six months ended December 31, 2013.

Highlights for the second quarter fiscal 2014 included:

•	Net sales for the second quarter fiscal 2014 were $4.1 million, a 19% increase, compared to $3.5 million for the same period in fiscal 2013.
•	The Company consigned an additional 12 BoneScalpel systems during the second quarter fiscal 2014 compared to 1 system consigned for the same period in fiscal 2013.
•	BoneScalpel units sold or consigned in second quarter fiscal 2014 totaled 57 world-wide as compared to 35 systems for the same period in fiscal 2013.
•	BoneScalpel units sold or consigned in the United States during the second quarter fiscal 2014 totaled 17 compared to 11 in the second quarter of fiscal 2013.
•	BoneScalpel disposables sales in the United States increased 56% to $640,000 in the second quarter fiscal 2014 compared to $411,000 during second quarter fiscal 2013.
•	BoneScalpel disposables utilization in the United States increased 32% to 3,100 units in second quarter fiscal 2014 compared to 2,300 units in the second quarter fiscal 2013.
•	SonaStar®, BoneScalpel and SonicOne® recurring revenue world-wide for the second quarter fiscal 2014 remained at 50% of total sales.
•	Sales to China for the second quarter fiscal 2014, including BoneScalpel which was recently approved by the China Food and Drug Administration increased to $672,000 from $189,000, or 256%, for the same period in fiscal 2013.

Second Quarter Fiscal 2014 Financial Results

Revenue for the three months ended December 31, 2013 was $4.1 million, a 19% increase, when compared to $3.5 million for the same period in fiscal 2013. The increase was attributable to a 31% increase in BoneScalpel revenue to $2.1 million, a 13% increase in SonaStar revenue to $1.2 million and a 1% increase in SonicOne revenue to $536,000.

There were 57 BoneScalpel units sold or placed worldwide during the second quarter fiscal 2014 compared to 35 BoneScalpel units sold or placed during the second quarter of fiscal 2013. BoneScalpel domestic disposable sales increased 56% during the second quarter fiscal 2014 compared to the same period in fiscal 2013.

The Company reported net income of $459,000, or $0.06 diluted earnings per share, for the second quarter fiscal 2014 compared to a net loss of $654,000, or $(0.09) loss per share, for the same period in fiscal 2013.

6 Months Fiscal 2014 Financial Results

Revenue for the six months ended December 31, 2013 was $7.2 million, an 11% decrease, compared to $8.0 million for the same period in fiscal 2013, principally attributable to a decrease of approximately $248,000 in BoneScalpel revenue, a $24,000 decrease in SonicOne revenue and a $302,000 decrease in SonaStar revenue. As we have previously stated, part of the decrease in revenue is attributable to the Company’s focus on consigning units and also the fact that there were no unit sales to Aesculap for the six months ended December 31, 2013 as compared to 15 systems sold to Aesculap for the same period ending December 31, 2012.

BoneScalpel domestic disposables revenue for the six months ended December 31, 2013 increased nine percent to $1.1 million and BoneScalpel disposables sold in Latin America increased 302% to $201,000. SonicOne disposables revenue for the six months ended December 31, 2013 increased 266% to $477,000, driven by a 318% increase in United States disposables revenue to $465,000.

Bone Scalpel units consigned during the six months ended December 31 2013 increased to 24 systems compared to 5 systems for the same period in fiscal 2013. The Company reported a net loss of $425,000 or $(0.06) loss per share for the six months ended December 31, 2013 compared to a net loss of $609,000, or $(0.09) loss per diluted share, for the same period in fiscal 2013.

Michael A. McManus Jr., President and CEO stated, “We are pleased with the results of the second quarter of fiscal 2014. Total revenue increased 19% with the number of BoneScalpel units consigned increasing 63% to 57 units worldwide. BoneScalpel disposables sales in the United States are up 56% resulting in solid quarterly profitability for the Company. As prior quarter evaluations are turning into purchase orders we are gaining traction both domestically and internationally. This was a strong first step, which we hope to build on in the coming quarters.”

Mr. McManus concluded, “In addition to the improved operational and financial performance during the quarter, the financial underpinnings of the Company continue to be strong. With cash and equivalents that exceed $5 million and no long-term debt, we are able to fund operations from internally generated cash flow. We are pleased with the progress achieved during the second fiscal quarter of 2014.”

Conference Call:

The Company has scheduled a conference call today, Wednesday February 5, 2014 at 4:30 pm ET to review the results. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company's website at www.misonix.com.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 100040667. A webcast replay will be available in the Investor Relations section of the Company's website at www.misonix.com for 30 days.

About Misonix

Misonix, Inc. designs, develops, manufactures and markets therapeutic ultrasonic medical devices. Misonix's therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix's proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company's Web site at www.misonix.com.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company's business lines, and other factors discussed in the Company's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

Financial Tables to Follow

MISONIX, INC. And Subsidiaries
Consolidated Balance Sheets

	December 31, 2013	June 30, 2013
	(Unaudited)	(derived from
		audited financial
		statements)
Assets
Current Assets:
Cash and cash equivalents	$5,033,526	$5,806,437
Accounts receivable, less allowance
for doubtful accounts of $244,641 and
$214,641, respectively	2,870,988	2,974,641
Inventories, net	3,969,972	4,034,477
Prepaid expenses and other current assets	209,898	387,371
Total current assets	12,084,384	13,202,926

Property, plant and equipment, net	1,304,998	1,326,586
Goodwill	1,701,094	1,701,094
Intangible and other assets	1,030,995	1,129,321
Total assets	$16,121,471	$17,359,927

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,154,838	$2,208,999
Accrued expenses and other current liabilities	1,062,988	1,276,963
Total current liabilities	2,217,826	3,485,962

Deferred income	75,072	72,934
Deferred lease liability	20,212	23,811
Total liabilities	2,313,110	3,582,707

Commitments and contingencies

Stockholders' equity:
Capital stock, $0.01 par value - shares authorized 20,000,000, 7,274,596 and
7,233,884 shares issued and 7,197,036 and 7,156,324 shares
outstanding, respectively	72,746	72,339
Additional paid-in capital	27,444,957	26,989,559
Accumulated deficit	(13,298,349)	(12,873,685)
Treasury stock, at cost, 77,560 shares	(410,993)	(410,993)
Total stockholders' equity	13,808,361	13,777,220
Total liabilities and stockholders' equity	$16,121,471	$17,359,927

MISONIX, INC. And Subsidiaries
Condensed Consolidated Statements of Operations
Unaudited

	Three Months Ended		Six Months Ended
	December 31		December 31
	2013	2012	2013	2012
Net sales	$4,122,059	$3,474,231	$7,197,643	$8,044,756

Cost of goods sold	1,229,409	1,626,965	2,574,739	3,470,864

Gross profit	2,892,650	1,847,266	4,622,904	4,573,892

Selling expenses	1,683,699	1,545,585	3,512,529	3,004,149
General and administrative expenses	1,120,926	1,092,726	2,342,241	2,135,058
Research and development expenses	435,019	366,257	907,907	763,388
Total operating expenses	3,239,644	3,004,568	6,762,677	5,902,595

Loss from operations	(346,994)	(1,157,302)	(2,139,773)	(1,328,703)

Total other income	804,107	502,387	1,710,659	713,804

Income (loss) from continuing operations before income taxes	457,113	(654,915)	(429,114)	(614,899)

Income tax expense	2,750	2,329	5,500	3,829

Net income (loss) from continuing operations	454,363	(657,244)	(434,614)	(618,728)

Net income from discontinued operations, net of tax	4,975	3,475	9,950	9,793
Net income (loss)	$459,338	$(653,769)	$(424,664)	$(608,935)

Net income (loss) per share from continuing operations-Basic	$0.06	$(0.09)	$(0.06)	$(0.09)
Net income per share from discontinued operations-Basic	0.00	0.00	0.00	0.00
Net income (loss) per share-Basic	$0.06	$(0.09)	$(0.06)	$(0.09)

Net income (loss) per share from continuing operations-Diluted	$0.06	$(0.09)	$(0.06)	$(0.09)
Net income per share from discontinued operations-Diluted	0.00	0.00	0.00	0.00
Net income (loss) per share-Diluted	$0.06	$(0.09)	$(0.06)	$(0.09)

Weighted average common shares-basic	7,195,406	7,020,107	7,189,136	7,012,734

Weighted average common shares-diluted	7,712,903	7,020,107	7,189,136	7,012,734